Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No.3 to Form S-4, of our report dated May 14, 2026, relating to the consolidated financial statements of Parataxis Holdings LLC and Subsidiaries as of December 31, 2025, and for the period from January 27, 2025 (Inception) through December 31, 2025, (which includes an explanatory paragraph relating to Parataxis Holdings LLC’s ability to continue as a going concern and emphasis of matter paragraphs related to uncertainties related to cryptocurrency assets), which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

May 14, 2026